Exhibit 99.1

atai Life Sciences Announces Closing of Public Offering and Full Exercise of Option to Purchase Additional Common Shares

Cash, cash equivalents, short-term investments and other liquid assets expected to fund operations into 2029, beyond anticipated top-line results from the first Phase 3 clinical trial of BPL-003

NEW YORK and AMSTERDAM, October 20, 2025 – atai Life Sciences (NASDAQ: ATAI) (“atai”), a clinical-stage biopharmaceutical company focused on transforming the treatment of mental health disorders, today announced that, on October 20, 2025, the closing of its public offering of 27,283,750 common shares occurred, inclusive of the closing of the underwriters’ option in full to purchase an additional 3,558,750 common shares at the public offering price of $5.48 per share following the exercise by the underwriters of their option on October 17, 2025. The aggregate gross proceeds from the offering, including the gross proceeds from the exercise of the underwriters’ option to purchase additional shares, were approximately $149.5 million, before deducting underwriting discounts and commissions and other offering expenses payable by atai.

The financing included participation from new investors Janus Henderson Investors, Foresite Capital, Deep Track Capital, and HBM Partners alongside existing investors including Ferring Ventures, Columbia Threadneedle Investments, Ally Bridge Group, Woodline Partners LP, and ADAR1 Capital Management, as well as new and existing large investment management firms.

atai intends to use the net proceeds from the offering, together with existing cash, cash equivalents, short-term investments and other liquid assets, to advance the clinical development across its pipeline of product candidates and programs. This includes funding the planned Phase 3 clinical program for BPL-003 (mebufotenin benzoate) nasal spray through the top-line data readout from the first Phase 3 clinical trial, completing the Phase 2 clinical trial of VLS-01 (buccal film DMT), and completing the Phase 2a study for EMP-01 (oral R-MDMA), as well as for working capital and general corporate purposes. Based on this planned use of proceeds and atai’s current operating plan, atai estimates that its existing cash, cash equivalents, short-term investments and other liquid assets will be sufficient to fund operations into 2029.

Christian Angermayer, Founder and Chairman of atai, commented: “We are deeply grateful for the strong and continued validation of our mission that this successful financing represents. The commitment from both our distinguished existing and new, predominantly healthcare-focused institutional investors reflects their confidence in atai’s pipeline and long-term vision. I believe psychedelics have the potential to fundamentally redefine the treatment landscape for mental health disorders, and we remain steadfast in our mission to bring these transformative therapeutics to patients as swiftly as possible. They deserve nothing less.”

Jefferies LLC acted as the lead bookrunner for the offering. Berenberg Capital Markets LLC acted as passive bookrunner for the offering. Oppenheimer & Co. Inc. and Canaccord Genuity LLC acted as co-managers for the offering. Lucid Capital Markets acted as financial advisor for the offering.

The securities in the underwritten offering described above were offered pursuant to an effective shelf registration statement that was filed with the U.S. Securities and Exchange Commission (“SEC”) on September 29, 2025, which became effective automatically upon filing. This offering was made only by means of a prospectus supplement and the accompanying prospectus which formed a part of the effective shelf registration statement. The final prospectus supplement related to the offering was filed with the SEC on October 17, 2025 and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus may be obtained by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department , 520 Madison Avenue, New York, New York 10022, or by telephone at 877-821-7388, or by e-mail at Prospectus_Department@jefferies.com; Berenberg Capital Markets LLC, Attention: Investment Banking, 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020, or by telephone at +1 (646) 949-9000, or by e-mail at prospectusrequests@berenberg-us.com; Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department , 85 Broad Street, New York, New York 10004, or by telephone at (212) 667-8055 , or by e-mail at EquityProspectus@opco.com; or Canaccord Genuity LLC, Attention: Syndication Department, 1 Post Office Square, 30th Floor, Boston, Massachusetts 02109, or by e-mail at prospectus@cgf.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About atai Life Sciences
atai is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. Its pipeline of psychedelic-based therapies includes BPL-003 (intranasal mebufotenin benzoate) for treatment-resistant depression (TRD), which is being advanced through a strategic investment and planned strategic combination with Beckley Psytech Limited; VLS-01 (buccal film DMT) also for TRD; and EMP-01 (oral R-MDMA) for social anxiety disorder. All three programs are in Phase 2 clinical development. atai is also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for TRD and opioid use disorder. These programs aim to address the complex nature of mental health providing commercially scalable interventional psychiatry therapies that can integrate seamlessly into healthcare systems.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, the use of proceeds from the offering, the sufficiency of the proceeds from the offering and atai’s existing cash, cash equivalents, short-term investments and other liquid assets to fund operations and the timing thereof and other statements relating to the offering. There are numerous risks and uncertainties that could cause actual results and atai’s plans and objectives to differ materially from those expressed in the forward-looking information, such as those risks discussed in the section entitled “Risk Factors” set forth in atai’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in each case, as filed with the SEC, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for atai to differ materially from those contained in atai’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and atai specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing atai’s views as of any date subsequent to the date of this press release.

Contact Information
Investor Contact:
IR@atai.life

Media Contact:
PR@atai.life